EXHIBIT 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”) is entered into as of July 3, 2008, between Comprehensive Care Corporation, a Delaware Corporation (“CompCare”) and John M. Hill, an individual (“Executive”).
Recitals
     A. CompCare—primarily through its wholly-owned subsidiary, Comprehensive Behavioral Care, Inc.—manages the delivery of a continuum of psychiatric and substance abuse, and disease management services to commercial, Medicare, Medicaid, and Children’s Health Insurance Program members on behalf of employers, health plans, government organizations, third-party claims administrators, and commercial and other group purchasers of behavioral healthcare services. The managed care operations include administrative service agreements, fee-for-service agreements, and capitation contracts.
     B. CompCare desires to employ the Executive as its Chief Executive Officer (“CEO”), and the Executive desires to be so employed by CompCare, on the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration thereof and of the covenants and conditions contained herein, the parties agree as follows:
Agreement
1. Board Approval. CompCare and the Executive acknowledge that this entire Agreement is subject to approval by CompCare’s Board of Directors (“CompCare’s Board”).
2. Employment. Commencing January 14, 2008 (the “Start Date”), CompCare hereby agrees to employ the Executive, and the Executive hereby agrees to serve, in the full-time position of CEO. As CEO, the Executive agrees to faithfully perform such lawful services customary to that office, to use his best ability and skills to promote the interests of CompCare, and to devote his full business time and energies to the business and affairs of the CompCare. The Executive and CompCare acknowledge that the Executive will be reporting to CompCare’s Board, will be subject to semi-annual performance reviews (at the discretion of CompCare’s Board), and will be evaluated against criteria established by CompCare’s Board.

3. Term of Agreement. Subject to the terms of Section 9 of this Agreement, CompCare and the Executive agree that the term of this Agreement will commence on the Start Date for a period of 36-months.
4. Relocation to Tampa, Florida. CompCare requires, and the Executive agrees, that he will be permanently based out of CompCare’s corporate headquarters office in Tampa, Florida. Accordingly, CompCare will provide assistance associated with the relocation of the Executive’s residence from Pennsylvania. This includes temporary housing, closing costs on a new residence, transfer of household goods to the Tampa area, and other reasonable relocation expenses for which the Executive receives prior approval from CompCare’s Board. For a maximum of 6 months, CompCare will provide the Executive an allowance of $1,000 per month for travel expenses as well as a maximum of $1,500 per month for temporary housing allowance. The maximum relocation reimbursement for the permanent relocation (to include closing costs on a new residence, transfer of household goods, and other reasonable relocation expenses for which the Executive receives prior approval from CompCare’s Board) will be $50,000. Original receipts will be required for reimbursement expenses related to the relocation and CompCare agrees to reimburse Executive for actual taxes paid on allowable relocation expenses, up to a maximum of $15,000.
     CompCare requires and the Executive agrees that he will complete his relocation to Tampa within 6 months of the Start Date. CompCare reserves the right to terminate the Executive’s employment if the permanent relocation to the Tampa area is not completed within 12 months of the Start Date. If employment is terminated for this reason, the termination would be considered a termination for Cause.
     If the Executive should voluntarily resign without Good Reason (as defined in Section 9(c)) or is terminated for Cause (as defined in Section 9(b)) within twelve months after his permanent relocation to the Tampa area, the Executive will repay CompCare 1/12 (one-twelfth) of the relocation costs paid by CompCare for each of those twelve months not served by the Executive. If the Executive’s employment is terminated without Cause during that twelve-month period then the Executive will not be responsible for repaying any relocation costs to CompCare.
5. Salary. The Executive’s annual CEO salary will be $205,000, payable in equal installments on a bi-weekly basis or other regular payroll period in accordance with CompCare’s standard practices.
6. Stock Options. Subject to CompCare’s Board approval, the Executive will receive stock options with an exercise price equal to Fair Market Value (as defined in Section 2 of CompCare’s 2002 Incentive Stock Option Plan, as amended) of CompCare’s stock on each grant date provided below. Any approved grants will be issued in accordance with the CompCare’s 2002 Incentive Stock Option Plan. Subject to CompCare’s Board approval, the Executive will be granted stock options, and the options will vest, according to the following schedule, so long as the Executive is still employed on the operative dates:
     (a) Upon the Start Date, grant of 100,000 stock options, 50,000 of which will vest on the 1st anniversary of the Start Date, the other 50,000 options would vest on the 2nd anniversary of the Start Date;

     (b) Upon the 1st anniversary of the Start Date, additional grant of 50,000 stock options, 25,000 of which will vest six months later, and the remaining 25,000 options would vest on the 2nd anniversary of the Start Date;
     (c) Upon the 2nd anniversary of the Start Date, additional grant of 50,000 stock options, 25,000 of which will vest 6 months later and the remaining 25,000 options would vest on the 3rd anniversary of the Start Date.
     Immediate vesting of all granted options would only occur upon a Change of Control. For purposes of this Agreement, a “Change in Control” shall be defined as any transaction or series of transactions that occur within a twelve (12) month period, as a result of which, any Third Party (together with its Affiliates): (i) owns, directly or indirectly, in excess of fifty percent (50%) of the Company’s then outstanding shares having the power to vote in the election of the Company’s Board of Directors; (ii) acquires a substantial portion of the Company’s assets in excess of 75% of the total gross fair market value of the Company immediately prior to such acquisition or acquisitions.
7. Bonus. As CEO, the Executive will be eligible to earn an annual performance-based incentive bonus of up to 150% of base salary for the achievement of CompCare’s corporate financial objectives and the achievement of individual performance objectives (the “Annual Bonus”). CompCare’s corporate financial objectives shall be defined and approved by the Board for each year before the start of the calendar year. Individual performance objectives will be defined by CompCare’s Board for each calendar year. For 2008 the financial and individual performance objectives defined by the Board are identified in Schedule I, attached hereto. For 2008 the Annual Bonus will be prorated based upon the actual time the Executive is employed during 2008. CompCare will pay the Executive each Annual Bonus, if any, by March 14th of the following calendar year.
8. Benefits. As CEO, the Executive will be eligible to participate in group benefits through CompCare with an eligible enrollment date of the first of the month following a full month of employment. These benefits include group medical, vision and dental insurance, group life insurance, group short-term and long-term disability insurance. After 1,000 hours of service, the Executive may begin contributing to CompCare’s 401(k) retirement/savings plan. The Executive is eligible for 4 weeks of vacation per year, accrued in equal installments based on the pay periods.
     CompCare shall pay or reimburse the Executive for all ordinary, reasonable, and documented out-of-pocket expenses actually incurred (and, in case of reimbursement paid) by the Executive during the term of this Agreement in the performance of his services under this Agreement, provided that the Executive submits such expenses in accordance with CompCare’s general policies and procedures.
     The Executive will also receive a car allowance of $250 per bi-weekly pay period to assist with the costs associated with his commute. All car allowance payments will be subject to deductions as required by federal and local laws for income or other taxes and voluntary deductions as the Executive has elected in accordance with CompCare’s standard practices.
9. Termination or Resignation.
     (a) Employment At-Will. Between the Start Date and the 1st anniversary of the Start Date, CompCare may only terminate the Executive’s employment for Cause (as defined in Section 9(b)). After the 1st anniversary of the Start Date, the Executive’s employment with CompCare will be at-will, which means that either the Executive or CompCare can terminate it at any time, with or without cause, by providing 90 days’ notice to the other party.
     (b) Cause. For purposes of this Agreement, a termination shall be for “Cause” if the Executive, in the good faith opinion of CompCare’s Board:
          (i) Commits an act of fraud, moral turpitude, misappropriation of funds or embezzlement in connection with his duties;
          (ii) Materially breaches the Executive’s fiduciary duty to CompCare, including, but not limited to, acts of self-dealing (whether or not for personal profit);
          (iii) Materially breaches this Agreement;
          (iv) Materially breaches CompCare’s standard innovation, proprietary information, and confidentiality agreement or CompCare’s written codes of ethics as adopted by CompCare’s Board;
          (v) Materially violates any provision of CompCare’s written employee handbook, or any applicable state or federal law or regulation;
          (vi) Fails or refuses to comply with all relevant and material obligations, assumable and chargeable to an executive of his corporate rank and responsibilities, under the Sarbanes-Oxley Act and the regulations of the Securities and Exchange Commission promulgated thereunder;
          (vii) Fails or refuses to comply with the lawful directives of CompCare in the performance of his duties under this Agreement;
          (viii) Engages in willful misconduct that is materially injurious to CompCare;

          (ix) Uses illegal substances, or excessively uses alcohol to a point of substantially impairing his faculties, senses, or judgment, while on CompCare premises or performing CompCare business;
          (x) Is convicted of, or enters a plea of guilty or no contest to, a felony or misdemeanor under state or federal law, other than a traffic violation or misdemeanor not involving dishonesty or moral turpitude; or
          (xi) Commits an act of gross neglect or gross misconduct which CompCare reasonably deems to be good and sufficient cause.
     (c) Good Reason. For purposes of this Agreement, a resignation shall be for “Good Reason” if (1) the Executive notifies CompCare in writing of the act or omission giving rise to his resignation for Good Reason within 30 days of such act or omission and CompCare fails to cure such act or omission within 30 days of receiving the Executive’s written notice and (2) such act or omission by CompCare consist of one or more of the following:
          (i) Assignment to the Executive of duties materially inconsistent with the Executive’s status, or a substantial reduction in the nature or status of the Executive’s responsibilities;
          (ii) Failure to cause any acquiring or successor entity following a Change in Control (as defined in Section 6) to assume CompCare’s obligations under this Agreement, unless such assumption occurs by operation of law;
          (iii) Material breach of this Agreement by CompCare including failure to timely pay to the Executive any amount due under Section 5; or
          (iv) Demand by CompCare or CompCare’s Board that the Executive violate any relevant and material obligations, assumable and chargeable to an executive of his corporate rank and responsibilities, under the Sarbanes-Oxley Act and the regulations of the Securities and Exchange Commission promulgated thereunder.
     (d) Long Term Disability. If the Executive becomes Disabled, CompCare may terminate his employment upon 30 days’ prior written notice to the Executive. “Disabled” means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, as diagnosed by a reputable, independent physician, which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) has been collecting benefits under any CompCare-sponsored disability plan for 3 months because of any medically determinable physical or mental impairment, as diagnosed by a reputable, independent physician, which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
          (e) Death. The Executive’s employment shall terminate immediately upon the death of the Executive.
10. Severance Upon Termination or Resignation.
          (a) Termination for Cause. If CompCare terminates the Executive’s employment for Cause at any time after the Start Date, CompCare shall continue to pay the Executive his then rate of salary, without bonus, through the date of termination of the Executive’s employment, together with any accrued benefits under this Agreement or CompCare’s standard practice and policies through the date of termination including, but not limited to, payment for accrued vacation days and reimbursement for expenses (collectively, “Accrued Obligations”). Thereafter, CompCare shall have no further obligation to the Executive under this Agreement.
          (b) Termination Without Cause by CompCare. If after the 1st anniversary of the Start Date, CompCare terminates the Executive’s employment without Cause as defined in Section 9(b) of this Agreement, CompCare shall provide the Executive 90 days’ notice and, after execution of a severance agreement documenting the respective obligations of each party, pay the Executive no less than 8 months’ salary at his then current rate, without bonus, plus 1 month for every year of service, up to a maximum of 12 months’ salary, plus all Accrued Obligations. Thereafter, CompCare shall have no further obligation to the Executive under this Agreement.
          (c) Resignation for Good Reason by the Executive. If, after providing the required written notice and the opportunity to cure, the Executive terminates his employment with Good Reason as defined in Section 9(c) of this Agreement, then after execution of a severance agreement documenting the respective obligations of each party CompCare shall pay the Executive no less than 8 months’ salary at his then current rate, without bonus, plus 1 month for every year of service, for a maximum of 12 months’ salary, plus all Accrued Obligations. Thereafter, CompCare shall have no further obligation to the Executive under this Agreement.
          (d) Resignation Without Good Reason by the Executive. Before resigning without Good Reason at any time after the Start Date, the Executive will provide 90 days’ notice to

CompCare and CompCare shall continue to pay the Executive his then rate of salary, without bonus, through the effective date of his resignation, together with any Accrued Obligations. Thereafter, CompCare shall have no further obligation to the Executive under this Agreement.
     (e) Termination for Disability. During any period that the Executive fails to perform his full-time duties with CompCare as a result of becoming Disabled, the Executive shall continue to receive his then current salary, without bonus, and all Accrued Obligations, less any compensation payable to the Executive under the applicable disability insurance plan of CompCare during such period until this Agreement is terminated pursuant to Section 9(d). Thereafter, the Executive’s benefits shall be determined under CompCare’s insurance and other compensation programs then in effect in accordance with the terms of such programs and CompCare shall have no further obligation to the Executive under this Agreement.
     (f) Death. In the event of the Executive’s death, the Executive’s beneficiary shall be entitled to receive the Executive’s then current salary, without bonus, until the date of his death, plus all Accrued Obligations. Thereafter, the Executive’s benefits shall be determined under CompCare’s insurance and other compensation programs then in effect in accordance with the terms of such programs and CompCare shall have no further obligation to the Executive or the Executive’s beneficiary under this Agreement.
     (g) Release of Employment Claims. The Executive agrees, as a condition to receipt of any termination payments and benefits provided for in Section 10 herein, that he will execute a severance agreement containing a general release of employment claims.
     (h) Payment. Amounts payable under this Section 10 following the Executive’s termination of employment will be paid as promptly as practicable after such termination of employment and, in any event, within six months after date of termination.

11. Non-Compete, Non-Solicitation and Non-Disparagement Covenants.
     (a) Non Competition. To the maximum extent permitted by applicable law, Executive covenants and agrees that, in consideration of the amounts to be paid Executive under this Agreement and other good and valuable consideration, Executive shall not be employed as an executive officer of, or control, manage, or otherwise participate in the management of the business of a Direct Competitor of CompCare during the Executive’s employment with CompCare, and for 24 months thereafter, in any geographic area where CompCare services customers. For purposes of this Agreement, “Direct Competitor” shall be defined as any person, business, company, or organization engaged in, or about to become engaged in, a business or activity that is substantially similar to, or would be deemed to compete with, the business of CompCare, or where knowledge by such person, business, company, or organization of CompCare’s confidential, proprietary, or trade secret information would provide such person, business, company, or organization with a financial or competitive benefit, or would be a financial or business detriment to CompCare.
     (b) Non-Solicitation of Customers. To the maximum extent permitted by applicable law, Executive covenants and agrees that, in consideration of the amounts to be paid Executive under this Agreement and other good and valuable consideration, the Executive will not directly or indirectly, or by action in concert with others, call on, solicit, or take away, or attempt to call on, solicit, or take away any of CompCare’s Customers, either for the benefit of the Executive or any other person, firm, or corporation, during the Executive’s employment with CompCare and for 24 months thereafter. For purposes of this Agreement, “Customer” shall be defined as (i) any person, business, company, or organization for which CompCare renders services while the Executive is employed by CompCare; (ii) any person, business, company, or organization to which CompCare has made a new business presentation (or similar offering of services) during the Executive’s employment with CompCare; (iii) any entity, division, or operating unit—whether or not separately incorporated—that shares contracting decision makers with any person, business, company, or organization for which CompCare renders services, or to which CompCare has made a new business presentation (or similar offering of services).
     (c) Non-Solicitation of Employees. To the maximum extent permitted by applicable law, Executive covenants and agrees that, in consideration of the amounts to be paid Executive under this Agreement and other good and valuable consideration, the Executive will not directly or indirectly, or by action in concert with others, induce or influence or seek to induce or influence, any person who is engaged as an employee, consultant, agent, independent contractor, or otherwise by CompCare to terminate his or her employment or engagement, or hire, employ, or retain any person who was engaged as an employee, consultant, agent, or independent contractor of CompCare, during the Executive’s employment with CompCare and for 24 months thereafter. General advertisements and employment fairs shall not be construed as solicitation for purposes of this section.
     (d) Non-Disparagement The Executive shall not, at any time during the Term and thereafter make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to CompCare, its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations, nor shall members of the Board of Directors or the Executive’s successor in office make any such statements or representations regarding the Executive. Notwithstanding the foregoing, nothing in this Agreement shall preclude the Executive or his successor or members of the Board of Directors from making truthful statements that are required by applicable law, regulation, or legal process.
12. Governing Law. Disputes.
     (a) Governing Law. This Agreement and the terms of the Executive’s employment with CompCare shall be governed by the laws of the State of Florida, without regard to the laws as to choice or conflict of laws. If under the governing law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation, ordinance, or other principle of law, such portion shall be deemed to be modified or altered to the extent necessary to conform thereto or, if that is not possible, to be omitted from this Agreement. The invalidity of any such portion shall not affect the force, effect, and validity of the remainder of this Agreement. If any court, arbitrator, or arbitration panel determines that any provision of Section 11 is unenforceable because of the duration or geographic scope of such provision, it is the parties’ intent that such court, arbitrator, or arbitration panel shall have the power to modify the duration or geographic scope of such provision, as the case may be, to the extent necessary to render the provision enforceable and, in its modified form, such provision shall be enforced.
     (b) Binding Arbitration. The Executive and CompCare will arbitrate any and all controversies, claims, or disputes arising out of, or relating to, this Agreement, or the Executive’s employment with CompCare (“Claims”) before the American Arbitration Association (“AAA”) in accordance with the AAA’s National Rules for the Resolution of Employment Disputes. The Executive waives any right to a trial by jury in any controversy, claim, or dispute with CompCare, including those that arise under any federal, state, or local law, including without limitation, claims of harassment, discrimination, or wrongful termination under common law or under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, or the Florida Civil Rights Act of 1992.
     (c) Injunctive Relief. Notwithstanding the agreement to arbitrate, a breach by the Executive of his obligations under Section 11 of this Agreement would cause CompCare irreparable harm and no adequate remedy at law would be available in respect thereof. Accordingly, if any dispute arises between the parties under Section 11, CompCare shall not be required to arbitrate such Claim under Section 12(a), but shall have the right to institute judicial proceedings in any court of competent jurisdiction with respect to such dispute or claim and shall be entitled to relief enjoining such acts without the need to post a bond. If such judicial proceedings are instituted, such proceedings shall not be stayed or delayed pending the outcome of any arbitration proceeding under Section 12(a) of this Agreement. The Executive and CompCare consent to the jurisdiction of the United States District Court for the Middle District of Florida (or if such court cannot exercise jurisdiction for any reason, to the jurisdiction of the County Court In and For Hillsborough County, Florida) for this purpose. Further, the Executive and CompCare waive any objections to the jurisdiction of such courts based on improper or inconvenient forum.
13. Other Conditions of Employment.
     (a) Confidentiality Agreement. As required of all CompCare employees, the Executive agrees to sign CompCare’s standard innovation, proprietary information, and confidentiality agreement.

     (b) Employee Handbook. As with all CompCare employees, the Executive’s employment will be subject to and in accordance with CompCare’s standard employment policies and practices as set forth in its employee handbook
     (c) Form I-9. CompCare is required to comply with the U.S. Immigration Reform and Control Act of 1986. Completion of the Form I-9 and submittal of all required documentation is a requirement of employment with CompCare.
     (d) Background Check. The Executive acknowledges CompCare’s requirement that a background check be completed for his employment at CompCare and has granted his permission for CompCare to do so. Successful completion of the background check process should be completed prior to the Start Date. However, if it is not and a background check results in the Executive being ineligible to work for CompCare, the Executive’s employment will be terminated for Cause without notice.
     (e) Non-Compete Issues. The Executive represents that he is free and clear of any non-competition issues with any previous employers. CompCare reserves the right to terminate the Executive’s employment without notice at any time if it learns that one of the Executive’s previous employers seeks to enforce a non-competition agreement against him in connection with his employment by CompCare. If employment is terminated for this reason, the termination would be considered a termination for Cause.
     (f) Cooperation With Regard to Litigation. The Executive agrees to cooperate with CompCare, during his employment and thereafter, by making himself available to testify on behalf of CompCare or any subsidiary or affiliate of CompCare, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist CompCare, or any subsidiary of CompCare, as may be reasonably requested, and after taking into account the Executive’s post-termination responsibilities and obligations. CompCare agrees to reimburse the Executive for all reasonable expenses actually incurred in connection with provision of testimony or assistance whether during his employment or thereafter.

14. Miscellaneous.
     (a) Notice. All notices of termination and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed by United States registered mail, return receipt requested, addressed as follows:
     If to CompCare:
Comprehensive Care Corporation
3405 W. Dr. Martin Luther King Jr. Blvd,
Suite 101,
Tampa, FL 33607
Attn: Robert J. Landis, Chairman of the Board
     With a copy to:
Dreier Stein Kahan Browne Woods George LLP
1620 26th Street, Sixth Floor, North Tower
Santa Monica, California 90404
Attn: John C. Kirkland, Esq.
     If to the Executive:
Mr. John M. Hill
Current address in Human Resources File
or to such other address as either party may designate by notice to the other, which notice shall be deemed to have been given upon receipt.
     (b) Headings. The sections and other headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
     (c) Waiver. No waiver by either party of a breach of any provision will be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by the other party will be construed as a waiver of any right or remedy with respect to such noncompliance or breach. All waivers shall be in writing and signed by the party to be charged therewith.
     (d) Amendment. This Agreement may be amended, modified or supplemented only by a writing executed by

Executive and the Chairman of CompCare’s Board with approval by CompCare’s Board.
     (e) Entire Agreement. This Agreement, along with Schedule I attached hereto, CompCare’s 2002 Incentive Stock Option Plan, CompCare’s standard innovation, proprietary information, and confidentiality agreement, and any severance agreement constructed to document terms associated with the Executive’s termination from the company, constitute the entire and only agreement and understanding between the parties, which supersedes all prior and contemporaneous agreements, summaries of agreements, descriptions of compensation packages, discussions, negotiations, understandings, representations or warranties, whether verbal or written, between the parties pertaining to such subject matter.

Agreed to:

Executive:	CompCare:
/s/ John M. Hill John M. Hill	By:	/s/ Robert J. Landis Robert J. Landis Chairman of the Board
BOARD APPROVAL DATE: June 16, 2008